Exhibit 4.45

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into on August 7, 2026 in Hong Kong by and between the parties below:

Seller

SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED (Neng Gong Qiao Jiang Education Technology Co., Ltd.), a company duly incorporated and validly existing under the laws of the Cayman Islands, with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (Nasdaq ticker: EDTK, hereinafter referred to as the “Seller”).

Buyer

Penguins Investing Carnival Ltd, a company duly incorporated and validly existing under the laws of the British Virgin Islands (BVI), with its address at Start Incorp Services Limited of Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the “Buyer”).

Recitals

(1)	The Seller is a company listed on the Nasdaq Stock Market in the United States;

(2)	The Seller is the legal and beneficial owner of 100% of the issued shares of Easy Skills Technology Ltd. (Neng Gong Technology Co., Ltd.), a limited company incorporated under the laws of Hong Kong (Hong Kong Company Registration No. 70228630, hereinafter referred to as the “Target Company”);

(3)	The parties have jointly engaged Avista Consulting (Beijing) Co., Ltd. (the “Valuation Institution”) to assess the equity value of the Target Company and to issue a valuation report (Ref No.: J26-03027); the valuation fee shall be borne by the Seller;

(4)	The Buyer is an investment company that has conducted due diligence on the Target Company and, based on its independent judgment, confirms that it will acquire the equity of the Target Company on an “as-is” basis;

(5)	The Seller, as a Nasdaq-listed company, agrees to sell 100% of the equity of the Target Company at the agreed consideration on the premise of fully safeguarding the security of its proceeds (by way of an equity charge and additional security). Through friendly negotiations, the parties have reached this Agreement for mutual compliance.

Article 1 Subject Matter and Consideration

1.1 Subject Matter

Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, 100% of the issued shares of the Target Company (together with all rights, interests and appurtenant rights enjoyed as of the Completion Date, hereinafter referred to as the “Target Shares”).

1.2 Consideration Determination Mechanism

(1)	The parties hereby confirm that the final transaction consideration (the “Consideration”) under this Agreement shall be: USD 4,500,000.

(2)	The Consideration is determined on the basis of the valuation report, and both parties acknowledge its fairness.

1.3 Payment Period and Installment Arrangement

The parties agree that the Consideration shall be paid in installments in accordance with the following schedule (the overall payment period being one (1) year):

(1)	First Installment — Down Payment ([20]%): The Buyer shall, within five (5) business days from the date of execution of this Agreement, pay to the bank account designated by the Seller an amount equal to [20]% of the Consideration (the “Down Payment”).

(2)	Second Installment — Balance ([80]%): The Buyer shall, within one (1) year from the signing date (the “Payment Period”), pay the remaining balance equal to [80]% of the Consideration to the Seller’s designated account, in accordance with Attachment 1 (Payment Schedule). The Buyer may also, at any time during the Payment Period, in a lump sum or in part pay off the balance in advance; the Seller is not obligated to accept partial waiver, and any unpaid portion shall continue to accrue interest hereunder.

Article 2 Default Handling and Remedies

2.1 Buyer’s Late Payment

(1)	Cure Period: If the Buyer is late in paying any installment, it shall be entitled to a cure period of five (5) business days; if the Buyer pays such installment within the cure period, it shall still pay penalty interest at 0.05% per day (0.05%).

(2)	Late Payment Penalty: If the overdue amount remains unpaid after the cure period, the Buyer shall pay penalty interest to the Seller on the overdue unpaid amount at 0.1% per day, until the date of full payment.

(3)	Acceleration: If the Buyer is late in paying any installment for more than fifteen (15) days, the Seller shall have the right to declare in writing that the remaining unpaid balance immediately becomes due and payable in full, and the Buyer shall pay all remaining consideration and penalty interest within three (3) business days after receipt of notice.

(4)	Termination and Forfeiture: If the Buyer remains in default for more than thirty (30) days without fully paying, the Seller shall have the right to terminate this Agreement in writing and to forfeit all amounts paid by the Buyer (including the Down Payment), without any obligation to return the same; the Seller shall have the right to transfer the Target Shares back to the Seller’s name (the transfer costs to be borne by the Buyer), and the equity charge shall be discharged upon completion of the share transfer back. The Buyer shall have no right to claim any return or compensation from the Seller in respect of any amounts paid.

2.2 Seller’s Late Performance

If completion fails to be effected within the period stipulated in this Agreement due to the Seller’s reason, the Seller shall pay liquidated damages to the Buyer at 0.03% per day of the amounts paid by the Buyer for each day of delay, provided that the Seller shall not be liable for any other damages; if this Agreement is terminated due to the Seller’s fundamental breach, the Seller shall refund all amounts paid by the Buyer (without interest) and pay liquidated damages to the Buyer equal to five (5)% of the Consideration (capped at the amount actually received).

Article 3 Due Diligence and Reverse Due Diligence

3.1 Completion of Due Diligence

The Buyer has conducted due diligence on the subject matter, and the date of execution of this Agreement shall be deemed the completion date of due diligence (the “DD Completion Date”). If the Buyer has not raised any material due diligence objection in writing before the DD Completion Date, it shall be deemed that the Buyer has no material objection to the due diligence results and accepts the Target Company on an “as-is” basis.

3.2 Handling Mechanism for Due Diligence Issues

For issues in respect of the Target Company discovered by the Buyer during the due diligence process (the “DD Deficiencies”), the parties shall handle them in the following order:

(1)	The Seller shall complete rectification within [twenty (20)] days (the Seller is not obligated to rectify all deficiencies);

(2)	The parties shall execute a supplementary agreement setting out the treatment plan (including the establishment of an escrow account or the withholding of part of the consideration, with the withheld amount not exceeding [20]% of the balance);

(3)	If a DD Deficiency constitutes a material adverse effect and cannot be handled in accordance with the preceding two items, the Buyer shall have the right to terminate this Agreement, and the Seller shall refund the Down Payment (without interest), with neither party pursuing further liability against the other. The Buyer may not refuse to perform this Agreement on the basis of general commercial or operational matters alone.

3.3 Binding Effect of Consideration

Unless the parties otherwise execute a written supplementary agreement, the consideration stipulated in Section 1.2 shall be legally binding on both parties. The Buyer’s unilateral due diligence opinion shall not, by itself, serve as a basis for adjusting the transaction consideration or refusing to perform this Agreement; the Target Company is acquired on an “as-is” basis, and the Seller shall not be liable for any operational or financial matters discovered during due diligence.

3.4 Reverse Due Diligence

The Buyer shall cooperate with the Seller in completing, prior to completion, a reverse due diligence on the legitimacy of the source of the Buyer’s funds and the Buyer’s performance capability. If the Seller has material objections to the reverse due diligence results and the Buyer fails to provide reasonable clarification, the Seller shall have the right to unconditionally terminate this Agreement prior to completion and refund the Down Payment (without interest), without assuming any other liability.

Article 4 Completion

4.1 Completion Conditions and Long Stop Date

(1)	Completion shall take place within [five (5) to ten (10)] business days after all of the following conditions are satisfied (or waived in writing by the relevant party), in Hong Kong or by way of electronic completion:

1.	The Seller has received the Down Payment ([20]%) in full from the Buyer;

2.	The Valuation Report has been formally issued and the parties have confirmed the consideration amount;

3.	The Buyer has executed the share charge and additional security documents;

4.	The Seller has completed its reverse due diligence on the Buyer and has no material objection (or the Seller has waived in writing);

5. Each party has obtained its respective internal approvals.

(2)	Long Stop Date: If the completion conditions are not all satisfied (or waived) by the [sixtieth (60th)] day after the execution of this Agreement (the “Long Stop Date”) or prior thereto, the Seller shall have the right to terminate this Agreement by written notice to the Buyer. If the termination is not caused by the Seller’s breach, the Seller shall refund the Down Payment paid by the Buyer (without interest) within ten (10) business days after termination, and neither party shall pursue the other for breach of contract; if the completion conditions fail to be satisfied due to the Buyer’s breach, Article 2 (breach liability) shall apply (and the Seller may forfeit the amounts paid).

4.2 Completion Deliverables

(1)	Seller’s Deliverables: An executed Instrument of Transfer and Bought and Sold Notes in respect of the Target Shares, the original share certificate(s) of the Target Shares, a copy of the Valuation Report, the resignation letters of the incumbent directors of the Target Company (effective as of the signing date), a resolution of the board of directors of the Target Company approving the registration of the share transfer, and a copy of the resolution of the board of directors of the Seller approving this transaction.

(2)	Buyer’s Deliverables: Evidence of payment of the Down Payment, the Share Charge (Share Charge) executed by the Buyer together with the documents required for registration of the charge, the Buyer’s certificate of good standing, the authorization documents of the Buyer’s signatory, a copy of the resolution of the board of directors of the Buyer approving this transaction, and (if applicable) the additional security documents (joint and several guarantee letter or bank guarantee / standby letter of credit). If the Buyer fails to provide the complete security documents, the Seller shall have the right to refuse completion without bearing any liability for breach.

4.3 Completion Confirmation

The parties shall execute a Completion Confirmation (form set out in Attachment 5) upon completion. The date of execution of the Completion Confirmation shall be the Completion Date. From the Completion Date, all rights, interests and risks in respect of the Target Shares shall be transferred to the Buyer.

Article 5 Security for the Balance

5.1 Share Charge

Simultaneously with completion, the Buyer shall charge 100% of the shares of the Target Company held by it in favor of the Seller, by executing a valid Share Charge (Share Charge, form set out in Attachment 2) under Hong Kong law, and shall register the charge with the Companies Registry in Hong Kong (pursuant to section 334 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong)), until the Buyer has paid in full the Consideration and all related fees. Upon the Buyer paying all amounts in full, the Seller shall cooperate in discharging the charge. The costs of registration and discharge of the charge shall be borne by the Buyer.

5.2 Additional Security

The Buyer’s parent company or principal shareholder(s) must execute a Joint and Several Guarantee Letter (form set out in Attachment 3), providing joint and several guarantee liability for all payment obligations of the Buyer under this Agreement, with a guaranteed amount not less than [100]% of the remaining payable consideration; alternatively, the Buyer shall, prior to completion, provide an irrevocable bank guarantee or standby letter of credit issued by a bank acceptable to the Seller, with a guaranteed amount not less than [100]% of the remaining payable consideration, valid for the entire Payment Period. If the Buyer fails to provide the aforesaid security, the Seller shall have the right to refuse completion.

5.3 Buyer’s Undertakings During the Charge Period

From the Completion Date until the Consideration is paid in full, without the Seller’s prior written consent (which the Seller may withhold on reasonable grounds), the Buyer shall not (and shall ensure that the Target Company shall not):

(1)	sell, transfer, charge, declare a trust over or otherwise dispose of the Target Shares or any material assets of the Target Company;

(2)	cause the Target Company to merge, split, reorganize, liquidate or change its business scope;

(3)	cause the Target Company to declare or pay any dividend or bonus, or reduce its capital;

(4)	cause the Target Company to incur any debt (except trade payables arising in the ordinary course of business) or provide any guarantee for any third party;

(5)	cause the Target Company to change the composition of its board of directors or amend its articles of association.

The Buyer shall submit a brief financial report of the Target Company to the Seller on a quarterly basis. Any breach by the Buyer of the undertakings under this Section shall be deemed a fundamental breach, and the Seller shall have the right to declare the remaining balance accelerated or to terminate this Agreement and forfeit the amounts paid (applying Section 2.1(4)).

Article 6 Representations and Warranties

6.1 Seller’s Basic Warranties

The Seller hereby makes the following basic warranties to the Buyer, which shall be true and accurate on both the signing date and the Completion Date:

(1)	The Seller is the legal and beneficial owner of the Target Shares and has the right to sell and transfer the entire legal and beneficial ownership of the Target Shares;

(2)	The Target Shares are free from any charge, mortgage or third-party encumbrance (except for the charge created pursuant to Section 5.1 upon completion);

(3)	The Seller has obtained all internal authorizations necessary for the execution and performance of this Agreement;

(4)	The Target Company is a company duly incorporated and validly existing under the laws of Hong Kong, and there is no dissolution, liquidation or bankruptcy proceeding in respect thereof.

Save for the basic warranties in Section 6.1 hereof, the Seller makes no express or implied representation or warranty as to the financial, tax, contractual, litigation, compliance or business prospects of the Target Company (sold on an “as-is” basis).

6.2 Seller’s Business Disclaimer (AS-IS)

The Buyer confirms that the Target Company is sold on an “as-is” basis. Save for the basic warranties in Section 6.1 and the matters expressly disclosed by the Seller in the Disclosure Letter (Attachment 4), the Seller makes no warranty as to: (1) the accuracy or fairness of the Target Company’s financial statements; (2) whether the Target Company has any undisclosed liabilities; (3) the tax compliance of the Target Company; (4) the validity or performance of material contracts; (5) the existence of any litigation, arbitration or administrative penalty; (6) any deficiency in the business or assets of the Target Company. The Buyer enters into this Agreement based on its own due diligence and independent judgment, and does not rely on any oral or written statement of the Seller.

6.3 Buyer’s Warranties

The Buyer hereby makes the following warranties to the Seller:

(1)	The Buyer is duly established and validly existing (or, if an individual, has full capacity for civil conduct), and has obtained all authorizations necessary for the execution and performance of this Agreement;

(2)	The source of funds used by the Buyer to pay the Consideration is legitimate;

(3)	The Buyer has the financial capability to pay the full Consideration as stipulated in Article 1;

(4)	The Buyer shall, in accordance with Article 5, promptly execute and complete the registration of the share charge and additional security.

6.4 Independent Judgment

The Buyer confirms that it enters into this Agreement based on its own due diligence and independent judgment, and is aware of and accepts the “as-is” sale arrangement of the Target Company; save for Section 6.1 and the matters disclosed in the Disclosure Letter, the Buyer does not rely on any other representation made by the Seller. This Section shall not affect the validity of the Seller’s basic warranties under Section 6.1.

Article 7 Indemnity and Limitation of Liability

7.1 Liability Caps

(1)	The Seller’s aggregate liability arising out of or in connection with this Agreement shall be capped at the amount actually received by the Seller in respect of this transaction (fraud or willful concealment excepted).

(2)	The Buyer’s aggregate liability arising out of or in connection with this Agreement shall be capped at one hundred (100)% of the Consideration; fraud or willful concealment excepted.

7.2 Time Limits for Claims

(1)	Claims under the Seller’s basic warranties shall be time-barred six (6) months from the Completion Date; the Seller shall bear no liability for business matters.

(2)	Any claim by the Buyer against the Seller shall be made in writing within three (3) months from the Completion Date; a party failing to timely assert a claim shall lose its right to claim, fraud or willful concealment excepted.

7.3 Definition of Losses

Neither party shall be liable to the other for indirect losses or punitive damages, except for losses caused by fraud, willful breach or third-party claims. The non-breaching party shall take reasonable measures to mitigate its losses.

7.4 Indemnity Procedure

The claiming party shall notify the other party in writing within thirty (30) days after becoming aware of the claim. Where the Seller is the indemnifying party, it shall have the right to control, at its own expense, the defense and settlement of any third-party claim; where the Buyer makes a claim against the Seller, the Seller shall have the right to assess and pay such claim within the liability cap, and the Buyer shall not settle and thereafter seek reimbursement from the Seller for any amount exceeding the cap.

Article 8 Nasdaq Compliance and Information Disclosure

The Buyer acknowledges and understands that the Seller is a Nasdaq-listed company in the United States (EDTK). The Seller shall have the right, as required under the U.S. Securities Exchange Act of 1934, SEC and Nasdaq market rules, to make such announcements, press releases and public disclosures (including Form 6-K / Form 20-F) as are necessary in respect of the execution, payment arrangements, valuation, consideration, gain/loss on disposal of assets and completion progress under this Agreement, without the Buyer’s consent.

The Buyer shall have no right to interfere with the Seller’s lawful and compliant disclosure, provided that the Seller shall consult with the Buyer prior to finalizing disclosure drafts and shall reasonably consider the Buyer’s proposed revisions (particularly in respect of the Buyer’s commercially sensitive information), but the Seller’s statutory disclosure obligations shall prevail. If the Buyer is itself a listed company or a person subject to public disclosure obligations, the Buyer shall likewise have the right to disclose in accordance with the law, provided that it shall consult with the Seller in advance as to the content of such disclosure.

Article 9 Confidentiality

Save for the listed-company compliance disclosures provided in Article 8 and disclosures by either party to its respective professional advisers (lawyers, auditors), the Buyer shall not disclose the specific commercial terms of this Agreement to any third party without the Seller’s prior written permission. This confidentiality obligation shall survive the termination of this Agreement for five (5) years.

Article 10 Taxes and Duties

(1)	Hong Kong Stamp Duty: Stamp duty in connection with the share transfer shall be borne 50% by the Seller and 50% by the Buyer;

(2)	Each party shall bear its own other taxes and duties arising from this transaction (including, without limitation, any enterprise income tax and capital gains tax in its jurisdiction of incorporation, if any);

(3)	If applicable law requires a party to withhold and remit any tax, such party shall have the right to withhold and remit in accordance with the law and shall provide the other party with a certificate of tax payment.

Article 11 Governing Law and Dispute Resolution

The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

Any dispute arising out of or in connection with this Agreement shall be settled by the parties through friendly negotiation; if negotiation fails, the Seller shall have the right to submit the dispute to the Hong Kong International Arbitration Centre (HKIAC) for final and binding arbitration in Hong Kong in accordance with the HKIAC Administered Arbitration Rules in force at the time of the submission of the Notice of Arbitration. The arbitral tribunal shall consist of three (3) arbitrators (or one (1) arbitrator if the amount in dispute is less than [amount] USD), the arbitration language shall be Chinese and English (and in the event of any inconsistency, the Chinese version shall prevail), and the arbitration costs shall, in principle, be borne by the losing party. The arbitral award shall be final and binding upon both parties. During the arbitration proceedings, the parties shall continue to perform the other provisions of this Agreement except for the matters in dispute.

Article 12 General Provisions

12.1 Entire Agreement

This Agreement (including all attachments) constitutes the entire agreement between the parties with respect to the transaction contemplated hereby, and supersedes all prior oral or written indications of interest, memoranda of understanding or drafts between the parties in respect of this transaction (the separate Confidentiality Agreement executed by the parties shall continue in full force and effect).

12.2 Severability

If any provision of this Agreement is held to be invalid or unenforceable, the validity of the remaining provisions shall not be affected. The parties shall negotiate in good faith to replace such provision with a valid substitute.

12.3 Notices

All notices under this Agreement shall be in writing and delivered to the following addresses (or such other address as a party may notify in writing from time to time):

Seller: 7th Floor, West Lobby, Building 7B, Shenzhen Bay Science and Technology Ecological Park, Nanshan District, Shenzhen, Guangdong Province, China 518063;

Buyer: Start Incorp Services Limited of Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

A notice shall be deemed duly delivered: (1) if delivered by hand, upon delivery; (2) if sent by email, upon successful transmission without any bounce-back notice; (3) if sent by registered mail, on the fifth (5th) business day after posting.

12.4 Assignment

Without the Seller’s prior written consent, the Buyer shall not assign its rights or obligations under this Agreement (save for an assignment to an affiliated guarantor for security purposes); the Seller shall have the right to assign its rights and obligations hereunder as a whole to its affiliate, upon prior written notice to the Buyer.

12.5 Amendments and Waivers

Any amendment to this Agreement shall be effective only if made in writing and executed by both parties. The Seller’s failure or delay in exercising any right shall not constitute a waiver of such right.

12.6 Language and Counterparts

This Agreement is drafted in Chinese. If an English version is required for registration purposes, the Chinese text shall prevail. This Agreement is executed in four (4) counterparts, with each party holding two (2) counterparts, all of which shall have the same legal effect.

12.7 Effectiveness

This Agreement shall be formed upon execution by both parties (by affixing the company chop or by execution by an authorized representative) and shall become effective on the date on which the Down Payment under Section 4.1(1)(1) is paid.

Article 13 Attachments

The attachments to this Agreement are an integral part of this Agreement and shall have the same legal effect as the main body hereof:

Attachment 1: Payment Schedule;

Attachment 2: Form of Share Charge;

Attachment 3: Form of Joint and Several Guarantee Letter (or form of bank guarantee / standby letter of credit);

Attachment 4: Disclosure Letter;

Attachment 5: Form of Completion Confirmation.

(The remainder of this page is intentionally left blank — signature page follows.)

Seller (Company Chop): SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

Authorized Representative Signature: ____________________

Name: Bill Fu

Title: Chairman

Date: August 7, 2026

Buyer (Company Chop / Signature): Penguins Investing Carnival Ltd

Authorized Representative Signature: ____________________

Name: WANG QING

Title: Director

Date: August 7, 2026

Annexes to the Share Purchase Agreement

Easy Skill Technology Ltd. 100% Equity Sale Project (Attachments 1 to 5)

August 7, 2026

This compilation contains the complete texts of Attachments 1 to 5 to the Share Purchase Agreement (the “Agreement”) entered into by and between SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED (Neng Gong Qiao Jiang Education Technology Co., Ltd., Nasdaq ticker: EDTK, the “Seller”) and Penguins Investing Carnival Ltd (the “Buyer”), and forms an integral part of the Agreement, having the same legal effect as the main body of the Agreement.

The definitions used in these annexes are consistent with those in the Agreement; matters left blank in the annexes shall be filled in or executed by the parties at the relevant time in accordance with the Agreement.

Attachment 1: Payment Schedule

This attachment corresponds to Section 1.3 of the Agreement. The Consideration is USD FOUR MILLION FIVE HUNDRED THOUSAND (US$4,500,000). The Buyer shall pay to the Seller’s designated account in accordance with the following schedule:

Installment	Payment Time	Payment Amount	Remarks
Down Payment	Within 5 business days from the Agreement signing date	[20]% of the Consideration ($900,000)	Prerequisite for Agreement effectiveness and completion
Balance	At the end of the [12th] month after the signing date	Balance	Charge to be discharged within ten (10) business days after full payment

Seller’s Designated Account:

Bank: East West Bank;

Account Name: Skillful Craftsman Education Technology Limited;

Account No.:;

SWIFT Code: EWBKUS66XXX

Notes: (1) In the event of late payment by the Buyer, Section 2.1 of the Agreement (cure period, penalty interest, acceleration and termination consequences) shall apply; (2) the Buyer may, at any time during the Payment Period, pay off the balance in a lump sum or in part in advance, with no prepayment fee; (3) each installment shall be deemed paid on the date on which the relevant amount is actually received into the Seller’s designated account.

Attachment 2: Form of Share Charge

Share Charge over Shares in Easy Skill Technology Ltd.

Date: ____, 2026 — to be executed after share change

This Share Charge (this “Charge”) is made between the following parties:

Chargor: [Buyer company name / name], a company duly incorporated and validly existing under the laws of [jurisdiction of incorporation] / an individual (hereinafter referred to as the “Chargor”).

Chargee: SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED (Neng Gong Qiao Jiang Education Technology Co., Ltd.), a company duly incorporated and validly existing under the laws of the Cayman Islands (Nasdaq ticker: EDTK, hereinafter referred to as the “Chargee”).

Whereas: (1) the Chargee (as Seller) and the Chargor (as Buyer) entered into a Share Purchase Agreement dated ____, 2026 (the “Purchase Agreement”), pursuant to which the Chargor shall pay the consideration to the Chargee by installments; (2) the Chargor, to secure its payment obligations under the Purchase Agreement, agrees to charge all of the shares it holds in Easy Skill Technology Ltd. (Neng Gong Technology Co., Ltd., incorporated in Hong Kong, Company Registration No.: [number], hereinafter referred to as the “Target Company”) in favor of the Chargee on the terms of this Charge.

Article 1 Definitions

In this Charge: “Secured Debt” means all amounts the Chargor is required to pay to the Chargee under the Purchase Agreement, including the balance, late payment penalty interest, liquidated damages, indemnities and reasonable expenses incurred by the Chargee in enforcing its security rights; “Charged Shares” means 100% of the issued shares of the Target Company held by the Chargor (being [number] shares in total) and any additional shares issued thereto; “Related Rights” means all rights attaching to the Charged Shares, including dividends, bonuses, bonus shares, rights of allotment, voting rights, liquidation distributions and other accretions.

Article 2 Creation of the Charge

The Chargor, as the beneficial owner of the Charged Shares, charges the Charged Shares and all Related Rights in favor of the Chargee by way of a first fixed charge, as a continuing security for the due and full payment of the Secured Debt. This Charge is created upon execution.

Article 3 Deposit of Share Certificates and Documents

The Chargor shall deliver to the Chargee on or before the Completion Date: (1) the original share certificate(s) of the Charged Shares; (2) an undated Instrument of Transfer and Bought and Sold Notes executed by the Chargor; (3) an undated resignation letter and confirmation executed by the directors of the Target Company nominated by the Chargor. The Chargee shall safely keep the aforesaid documents and shall invoke them pursuant to Article 7 only upon the occurrence of an Event of Default.

Article 4 Exercise of Rights Before Default

Prior to the occurrence of an Event of Default: (1) the voting rights in respect of the Charged Shares shall be exercised by the Chargor, provided that the Chargor shall not exercise the same in any manner prejudicial to the Chargee’s security interest; (2) dividends and distributions in respect of the Charged Shares shall belong to the Chargor, provided that the restrictions under Section 5.3 of the Purchase Agreement (no dividend without the Chargee’s written consent) shall continue to apply. After the occurrence of an Event of Default, all voting rights and dividends/distributions in respect of the Charged Shares shall be exercised and received by the Chargee, and the Chargor shall cooperate with the Chargee in handling the relevant formalities as directed.

Article 5 Chargor’s Representations and Warranties

(1)	The Chargor is the legal and beneficial owner of the Charged Shares, and the Charged Shares are free from any charge, pledge or other encumbrance ranking prior to this Charge;

(2)	The Chargor has obtained all authorizations necessary for the execution and performance of this Charge;

(3)	The Charged Shares are fully paid up, and there is no unpaid call or outstanding call liability.

Article 6 Chargor’s Undertakings

Until the discharge of this Charge, without the Chargee’s prior written consent, the Chargor shall not: (1) sell, transfer, re-charge or otherwise dispose of the Charged Shares or create any encumbrance thereon; (2) waive any right relating to the Charged Shares; (3) do any act that may prejudice the Chargee’s security interest. The undertakings during the charge period under Section 5.3 of the Purchase Agreement shall apply mutatis mutandis.

Article 7 Events of Default and Enforcement

The occurrence of any default event under Section 2.1 of the Purchase Agreement (including, without limitation, late payment beyond the cure period) on the part of the Chargor shall constitute an Event of Default under this Charge. Upon the occurrence of an Event of Default, the Chargee shall have the right, without further notice, to take one or more of the following measures by itself or through its agent: (1) invoke the transfer documents under Article 3 to transfer the Charged Shares into the name of the Chargee or its nominee; (2) appoint a receiver to take control of the Charged Shares in accordance with the law; (3) sell the Charged Shares on the market in a manner and at a price deemed reasonable by the Chargee, applying the proceeds in the order of expenses, penalty interest, liquidated damages and principal to satisfy the Secured Debt, with the Chargor remaining liable for any shortfall; (4) exercise all voting rights in respect of the Charged Shares and receive all dividends and distributions.

Article 8 Registration of the Charge

The Chargor shall, within thirty (30) days after completion, register this Charge with the Companies Registry in Hong Kong in accordance with section 334 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong), and shall deliver the registration certificate to the Chargee. The costs of registration and subsequent discharge shall be borne by the Chargor.

Article 9 Discharge of the Charge

Within ten (10) business days after the Secured Debt has been fully discharged, the Chargee shall cooperate with the Chargor in effecting the deregistration of the Charge and shall return to the Chargor the original share certificate(s) and unused documents deposited under Article 3.

Article 10 Governing Law and Dispute Resolution

This Charge shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any dispute arising out of this Charge shall be submitted to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in Hong Kong in accordance with its arbitration rules, and the arbitral award shall be final.

This Charge is executed and delivered as a Deed.

Chargor (Company Chop / Signature): Penguins Investing Carnival Ltd

Authorized Representative Signature: ____________________

Witness Signature: ____________________

Date: ____, 2026

Chargee (Company Chop): SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

Authorized Representative Signature: ____________________

Witness Signature: ____________________

Date: ____, 2026

Attachment 3: Form of Joint and Several Guarantee Letter (and Bank Guarantee / Standby Letter of Credit Arrangement)

Part 1: Joint and Several Guarantee Letter

No.: ES-GUA-[____]

Date: August 7, 2026

To: SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED (the Seller)

Whereas Penguins Investing Carnival Ltd (the “Buyer”) has entered into a Share Purchase Agreement (the “Principal Agreement”) with you, the Guarantor [__________] (the “Guarantor”) hereby issues this irrevocable joint and several guarantee letter to you:

Article 1 Scope of Guarantee

The Guarantor provides a joint and several guarantee for all payment obligations of the Buyer under the Principal Agreement, including the Down Payment, each installment of the balance, late payment penalty interest, liquidated damages, indemnities and reasonable expenses incurred by you in enforcing the creditor’s rights (including legal fees); the guaranteed amount shall not be less than [100]% of the remaining payable consideration under the Principal Agreement.

Article 2 Form of Guarantee

This guarantee is an irrevocable joint and several guarantee. You shall have the right to directly require the Guarantor to perform the guarantee obligation without first pursuing the Buyer; the Guarantor hereby waives the benefit of discussion (the right of prior recourse against the Buyer).

Article 3 Guarantee Period

The guarantee period shall be three (3) years from the date on which the corresponding payment obligation of the Buyer under the Principal Agreement falls due; the guarantee period for each installment shall be calculated separately.

Article 4 Variation of the Principal Agreement

Any amendment, supplement or adjustment to the payment arrangements of the Principal Agreement shall, after written notice to the Guarantor, continue to be guaranteed by the Guarantor within the original scope of guarantee.

Article 5 Governing Law and Dispute Resolution

This Guarantee Letter shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China; disputes shall be submitted to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in Hong Kong in accordance with its arbitration rules, and the arbitral award shall be final.

Guarantor (Company Chop / Signature): [____________]

Authorized Representative Signature: ____________________

Name: WANG QING

Date: August 7, 2026

Attachment 4: Disclosure Letter

No.: [____]

Date: ____, 2026

To: Penguins Investing Carnival Ltd (the Buyer)

This letter is issued by SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED (the “Company”) pursuant to Article 6 of the Share Purchase Agreement, and constitutes the Company’s disclosures in respect of the Target Company, Easy Skill Technology Ltd., and constitutes the “disclosed matters” under the basic warranties in Section 6.1 and Section 6.2 of the Agreement.

I. General Disclosures

Information available through the following public channels shall be deemed disclosed to the Buyer: (1) the Target Company’s public registration records maintained by the Hong Kong Companies Registry; (2) the Company’s public filings with the U.S. Securities and Exchange Commission (SEC) as a Nasdaq-listed company in the United States; (3) any information required to be made public by applicable law.

II. Specific Disclosures

No.	Corresponding Warranty Clause	Disclosed Matter	Explanation / Related Document
1	Section 6.1	[Disclosed matter, e.g., the term arrangement of a certain contract of the Target Company]	[Explanation / document name]
2	Section 6.2	[Disclosed matter, e.g., a certain resolved dispute of the Target Company]	[Explanation / document name]
3	[Clause No.]	[Disclosed matter]	[Explanation / document name]

III. Statements

(1)	The Company makes no express or implied representation or warranty as to any matter not disclosed in this letter, and the “as-is” sale arrangement under Section 6.2 of the Agreement shall continue to apply;

(2)	The disclosures in this letter shall not constitute an admission or confirmation by the Company as to any matter outside the disclosed matters;

(3)	The Buyer confirms that it has received and reviewed this letter and the documents listed herein.

Disclosing Party (Company Chop): SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

Authorized Representative Signature: ____________________

Name: ____________ Title: ____________ Date: ____, 2026

Attachment 5: Form of Completion Confirmation

Confirmation

Easy Skill Technology Ltd. 100% Equity Sale Project

No.: ES-CLOSE-[____] Date: ____, 2026 (to be executed upon completion)

Whereas the Seller and the Buyer have entered into the Share Purchase Agreement (the “Purchase Agreement”), and the parties have completed the transfer of 100% of the issued shares of the Target Company in accordance with the Purchase Agreement, the parties hereby jointly confirm the following:

I. Completion Date

The date of execution of this Confirmation shall be the Completion Date under the Purchase Agreement; from the Completion Date, all rights, interests and risks in respect of the Target Shares shall be transferred to the Buyer, and the Buyer’s payment obligations and the share charge security shall remain in full force and effect.

II. Seller’s Delivery Confirmation

The Buyer confirms that it has received the Instrument of Transfer and Bought and Sold Notes, the original share certificate(s), a copy of the Valuation Report, the resignation letters of the incumbent directors, the resolution of the board of directors of the Target Company, a copy of the resolution of the board of directors of the Seller, and the handover of statutory records and the company chop.

III. Buyer’s Delivery Confirmation

The Seller confirms that it has received the Down Payment, the executed Share Charge, the charge registration application documents, the Buyer’s certificate of good standing and authorization, a copy of the resolution of the board of directors of the Buyer, and the additional security documents.

IV. Completion Conditions Confirmation

All completion conditions under Section 4.1(1) of the Purchase Agreement have been satisfied (or waived in writing by the Seller).

V. Subsequent Matters

Stamp duty filing and payment (50% each party), update of the register of members, charge registration, payment of the balance in accordance with Attachment 1 (Payment Schedule), and discharge of the charge upon full payment.

VI. Declarations

This Confirmation forms part of the Purchase Agreement; the representations and warranties (limited to the basic warranties), indemnity (capped at the amount received), charge arrangements, confidentiality and other provisions under the Purchase Agreement shall continue in full force and effect after the Completion Date.

Seller (Company Chop): SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

Authorized Representative Signature: ____________________ Date: ____, 2026

Buyer (Company Chop / Signature): [Buyer company name / name]

Authorized Representative Signature: ____________________ Date: ____, 2026